Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the use in this Registration Statement on Form S-4 of Alpine Acquisition Corporation of our report (which expresses an unqualified opinion and includes an explanatory paragraph relating to the Company’s ability to continue as a going concern) dated August 11, 2022, relating to the financial statements of Two Bit Circus Inc., as of and for the years ended December 31, 2021 and 2020, appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to our firm under the heading “Experts” in such Prospectus.

/s/ Baker Tilly US, LLP
Baker Tilly US, LLP

Los Angeles, CA

August 12, 2022